Filed pursuant to Rule 433
Registration No. 333-120495
1-Dec-05

HSBC Finance Corporation

Final Term Sheet
Lead Managers:	HSBC Securities (USA) Inc. (96%)
Co-Managers:	BNY Capital Markets, Inc. (2%), Bear, Stearns & Co. Inc. (2%)
Structure:	3 yr Floating Rate Notes
Ratings:	A1/A/AA-(Pos Outlook/Stable/Stable)
Pricing Date:	December 1, 2005
Interest Accrual Date:	December 6, 2005
Settlement Date:	December 6, 2005
Maturity Date:	December 5, 2008
Form of Note:	Senior Notes
Form of Offering:	SEC Registered Medium Term Notes
CUSIP:	40429JAQ0
ISIN:	US40429JAQ04

Transaction Details
Principal Amount:	$650,000,000
Pricing Benchmark:	3M USD LIBOR
Reoffer Yield:	3M USD LIBOR + 14bp
Interest Rate Source:	USD-Libor-BBA (Telerate Inc Page 3750)
Price to Investor:	100.000%
Gross Fees:	0.090%
All-In Price to Issuer:	99.910%
Net Proceeds:	$649,415,000
Interest Reset:	Quarterly
Interest Pay Frequency:	Quarterly
First Payment Date:	March 6th, 2006
Interest Payment Dates:	Quarterly on the 5th of March, June, September, and December
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two New York & London Business Days
Minimum Denominations:	$100,000 and intergral multiples of $1,000 thereafter
Listing:	None

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.